SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                                (Amendment No. 6)



                         SWIFT TRANSPORTATION CO., INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)



                          Common Stock, $.001 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)



                                   870756 10 3
--------------------------------------------------------------------------------
                                 (CUSIP Number)


Check the following box if a fee is being paid with this statement [ ]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provision of the Act (however see the Notes.)


                      (Continued on the following pages(s))

                               Page 1 of 10 Pages

                                  SCHEDULE 13G

---------------------------                             ------------------------
   CUSIP No. 870756 10 3                                   Page 2 of 10 Pages
---------------------------                             ------------------------
--------------------------------------------------------------------------------
 1  NAMES OF REPORTING PERSONS
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

    Jerry C. Moyes; SSN ###-##-####
--------------------------------------------------------------------------------
 2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                    (a) [ ]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
 3  SEC. USE ONLY

--------------------------------------------------------------------------------
 4  CITIZENSHIP OR PLACE OF ORGANIZATION

    United States
--------------------------------------------------------------------------------
                         5  SOLE VOTING POWER
                            8,073,652
        NUMBER OF      ---------------------------------------------------------
          SHARES         6  SHARED VOTING POWER
       BENEFICIALLY         0
         OWNED BY      ---------------------------------------------------------
        REPORTING        7  SOLE DISPOSITIVE POWER
       PERSON WITH          8,073,652
                       ---------------------------------------------------------
                         8  SHARED DISPOSITIVE POWER
                            0
--------------------------------------------------------------------------------
 9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

--------------------------------------------------------------------------------
10  CHECK THE BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                             [ ]
--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    28.52%, based on 28,308,338 shares outstanding on December 31, 1997
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*

    IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13G

---------------------------                             ------------------------
   CUSIP No. 870756 10 3                                   Page 3 of 10 Pages
---------------------------                             ------------------------
--------------------------------------------------------------------------------
 1  NAMES OF REPORTING PERSONS
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

    Vickie Moyes
--------------------------------------------------------------------------------
 2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                    (a) [ ]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
 3  SEC. USE ONLY

--------------------------------------------------------------------------------
 4  CITIZENSHIP OR PLACE OF ORGANIZATION

    United States
--------------------------------------------------------------------------------
                         5  SOLE VOTING POWER
                            8,073,652
        NUMBER OF      ---------------------------------------------------------
          SHARES         6  SHARED VOTING POWER
       BENEFICIALLY         0
         OWNED BY      ---------------------------------------------------------
        REPORTING        7  SOLE DISPOSITIVE POWER
       PERSON WITH          8,073,652
                       ---------------------------------------------------------
                         8  SHARED DISPOSITIVE POWER
                            0
--------------------------------------------------------------------------------
 9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

--------------------------------------------------------------------------------
10  CHECK THE BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                             [ ]
--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    28.52%, based on 28,308,338 shares outstanding on December 31, 1997
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*

    IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13G

---------------------------                             ------------------------
   CUSIP No. 870756 10 3                                   Page 4 of 10 Pages
---------------------------                             ------------------------
--------------------------------------------------------------------------------
 1  NAMES OF REPORTING PERSONS
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

    The Jerry & Vickie Moyes Family Trust Dated 12/11/87
--------------------------------------------------------------------------------
 2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                    (a) [ ]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
 3  SEC. USE ONLY

--------------------------------------------------------------------------------
 4  CITIZENSHIP OR PLACE OF ORGANIZATION

    United States
--------------------------------------------------------------------------------
                         5  SOLE VOTING POWER
                            7,848,652
        NUMBER OF      ---------------------------------------------------------
          SHARES         6  SHARED VOTING POWER
       BENEFICIALLY         0
         OWNED BY      ---------------------------------------------------------
        REPORTING        7  SOLE DISPOSITIVE POWER
       PERSON WITH          7,848,652
                       ---------------------------------------------------------
                         8  SHARED DISPOSITIVE POWER
                            0
--------------------------------------------------------------------------------
 9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

--------------------------------------------------------------------------------
10  CHECK THE BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                             [ ]
--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    27.73%, based on 28,308,338 shares outstanding on Decemner 31, 1997
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*

    00
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

Item 1(a)    Name of Issuer:

             SWIFT TRANSPORTATION CO., INC.


Item 1(b)    Address of Issuer's Principal Executive Offices:

             1455 Hulda Way
             Sparks, Nevada  89431


Item 2(a)    Name of Person Filing:

             (1)      Jerry C. Moyes
             (2)      Vickie Moyes
             (3)      The Jerry & Vickie Moyes Family Trust dated 12/11/87


Item 2(b)    Address of Principal Business Office or, if none, Residence:

             c/o Swift Transportation Co., Inc.
             2200 South 75th Avenue
             Phoenix, Arizona  85043


Item 2(c)    Citizenship:

             (1)      United States
             (2)      United States
             (3)      United States


Item 2(d)    Title of Class of Securities:

             Common Stock, $.001 par value


Item 2(e)    CUSIP Number:

             870756 10 3

Item 3. If this statement if filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:

          (a)   [ ]   Broker of Dealer registered under Section 15 of the Act
          (b)   [ ]   Bank as defined in Section 3(a)(6) of the Act
          (c)   [ ]   Insurance  Company as defined in Section  3(a)(19)  of the
                      Act
          (d)   [ ]   Investment  Company  registered  under  Section  8 of  the
                      Investment Company Act
          (e)   [ ]   Investment  Adviser  registered  under  Section 203 of the
                      Investment Advisers Act of 1940
          (f)   [ ]   Employee  Benefit  Plan,  Pension Fund which is subject to the provisions of the Employee  Retirement Income Security
                      Act   of    1974    or    Endowment    Fund;    see    ss.
                      240.13d-1(b)(1)(ii)(F)
          (g)   [ ]   Parent   Holding   Company,   in   accordance   with   ss.
                      240.13d-1(b)(1)(ii)(G) (NOTE: See Item 7)
          (h)   [ ]   Group, in accordance with ss. 240.13d-1(b)(1)(ii)(H)

          Not Applicable

Item 4.   Ownership.

          If the percent of the class owned, as of December 31 of the year covered by the statement, or as of the last day of any month described in Rule 13d-1(b)(2), if applicable, exceeds five percent, provide the following information as of that date and identify those shares which there is a right to acquire.

     (a)  Amount Beneficially Owned:

          (1)   8,073,652
                ---------
          (2)   8,073,652
                ---------
          (3)   7,848,652
                ---------

     (b)  Percent of Class:

          (1)   28.52%
          (2)   28.52%
          (3)   27.73%

     (c)  Number of shares as to which such person has:

          (i)   sole power to vote or to direct the vote

                (1)   8,073,652
                      ---------
                (2)   8,073,652
                      ---------
                (3)   7,848,652
                      ---------

          (ii)   shared power to vote or to direct the vote

                 (1)      0
                       -------
                 (2)      0
                       -------
                 (3)      0
                       -------

          (iii)  sole power to dispose or to direct the disposition of

                 (1)   8,073,652
                       ---------
                 (2)   8,073,652
                       ---------
                 (3)   7,848,652
                       ---------

          (iv)   shared power to dispose or to direct the disposition of

                 (1)      0
                       -------
                 (2)      0
                       -------
                 (3)      0
                       -------

Item 5.   Ownership of Five Percent or Less of a Class

          If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

          Not applicable.


Item 6.   Ownership of More than Five Percent on Behalf of Another Person

          If any other person is known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, such securities, a statement to that effect should be included in response to this item and, if such interest relates to more than five percent of the class, such person should be identified. A listing of the shareholders of an investment company registered under the Investment Company Act of 1940 or the beneficiaries of employee benefit plan, pension fund or endowment fund is not required.

          Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

          If a parent holding company has filed this Schedule, pursuant to Rule 13d-1(b)(ii)(G), so indicate under Item 3(g) and attach an exhibit stating the identify and the Item 3 classification of the relevant subsidiary. If a parent holding company has filed this schedule pursuant to Rule 13d-1(c), attach an exhibit stating the identification of the relevant subsidiary.

          Not applicable.

Item 8.   Identification and Classification of Members of the Group

          If a group has filed this Schedule pursuant to Rule 13d-1(b)(ii)(H), so indicate under Item 3(h) and attach an exhibit stating the identify and Item 3 classification of each member of the group. If a group has filed this Schedule pursuant to Rule 13d-1(c), attach an exhibit stating the identity of each member of the group.

          See Exhibit 1 attached hereto.


Item 9.   Notice of Dissolution of Group

          Notice of dissolution of a group may be furnished as an exhibit stating the date of the dissolution and that all further filings with respect to transactions in the security reported on will be filed, if required, by members of the group, in their individual capacity. See Item 5.

          Not applicable.


Item 10.  Certification

          The following certification shall be included if the statement is filed pursuant to Rule 13d- 1(b):

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

                                    SIGNATURE
                                    ---------

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                            February 2, 1998
                                           -------------------------------
                                            Date

                                             /s/ JERRY C. MOYES
                                           -------------------------------
                                            JERRY C. MOYES

                                             /s/ VICKIE MOYES
                                           -------------------------------
                                            VICKIE MOYES



                                           THE JERRY & VICKIE MOYES FAMILY
                                           TRUST DATED 12/11/87

                                             /s/ Jerry C. Moyes
                                           -------------------------------
                                            Jerry C. Moyes, Trustee

                                             /s/ Vickie Moyes
                                           -------------------------------
                                            Vickie Moyes, Trustee

                                    EXHIBIT 1

                                 TO SCHEDULE 13G


         As Trustees of The Jerry & Vickie Moyes Family Trust dated 12/11/87 (the "Trust"), Jerry and Vickie Moyes have beneficial ownership for purposes of
Section 13(g) of the Securities and Exchange Act of 1934 of the 7,848,652 shares of Common Stock of Swift Transportation Co., Inc. held by the Trust.

         Jerry Moyes, Vickie Moyes and the Trust each agree by their respective signatures below that the foregoing Amendment No. 6 to Schedule 13G shall be filed on behalf of each of them.



                                            February 2, 1998
                                           -------------------------------
                                            Date

                                             /s/ JERRY C. MOYES
                                           -------------------------------
                                            JERRY C. MOYES

                                             /s/ VICKIE MOYES
                                           -------------------------------
                                            VICKIE MOYES



                                           THE JERRY & VICKIE MOYES FAMILY
                                           TRUST DATED 12/11/87

                                             /s/ Jerry C. Moyes
                                           -------------------------------
                                            Jerry C. Moyes, Trustee

                                             /s/ Vickie Moyes
                                           -------------------------------
                                            Vickie Moyes, Trustee
                                       10